Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Coherus BioSciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$60,067,991.25(1)	0.00015310(2)	$9,196.41(2)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$60,067,991.25
Total Fees Due for Filing			$9,196.41
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$9,196.41

(1)	Estimated solely for purposes of calculating the filing fee. The aggregate purchase price of the 1.500% Convertible Senior Subordinated Notes due 2026 (the “Notes”) is calculated as the sum of (a) $59,993,000, representing 100% of the principal amount of the Notes outstanding as of April 16, 2025, plus (b) $74,991.25, representing accrued and unpaid interest on the Notes to, but excluding, May 15, 2025, the repurchase date.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the value of the transaction.